Exhibit 21

Subsidiaries of the Company

The following is a list of LCC International, Inc.’s subsidiaries. Where LCC International, Inc. directly or indirectly (through one or more subsidiaries) owns less than 100% of the outstanding interests of the subsidiary, such percentage ownership has been noted.

Jurisdiction of
Name of Subsidiary	Incorporation or Organization
1. LCC Design Services, L.L.C.	Delaware
2. Technical Staffing International, L.L.C.	Delaware
3. LCC, United Kingdom, Ltd.	United Kingdom
4. LCC Southern Europe Holdings S.R.L.	Italy
5. LCC Telecom Management Services, Inc.	Delaware
6. LCC do Brazil Ltda.	Brazil
7. Koll Telecommunications Services, L.L.C.	Delaware
8. LCC Asia Pacific LTD PTE	Singapore
9. LCC Europe AS	Norway
10. LCC Middle East Holdings, Inc.	Delaware
11. LCC Middle East FZ-LLC	United Arab Emirates
12. LCC Algeria LLP	United Kingdom
13. LCC Italia Srl	Italy
14. LCC Egypt	Egypt (18%)
15. LCC International GMBH	Germany
16. LCC Deployment Services UK, Limited	United Kingdom
17. LCC International Consulting (Shanghai) Ltd.	China
18. LCC Wireless Design Services L.L.C.	Delaware
19. Detron LCC Network Services, B.V.	The Netherlands (51%)
20. LCC China Services, L.L.C.	Delaware
21. Beijing LCC Bright Oceans Communication Consultants Co., Ltd.	China (49%)
22. LCC Wireline, Inc.	Delaware (80%)
23. LCC Wireless Communications Espana, S.A.	Spain
24. LCC Design and Deployment Services. Ltd.	Greece
25. LCC India, Private Limited	India